Product supplement no. 900-I To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated December 20, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Performance Securities Linked to a Basket Consisting of Indices and Index Funds

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell performance notes whose payment is linked to a weighted basket consisting of indices and index funds. This product supplement no. 900-I describes terms that will apply generally to the participation notes, and it supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate underlying supplement and term sheet or pricing supplement, as the case may be, will describe the basket and the terms that apply to a specific issue of notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•	The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•	Payment is linked to a basket consisting of indices and index funds as described below.

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Investing in the notes is not equivalent to investing in the basket to which the notes are linked, any of the stocks included in the basket indices, any of the basket index funds or any of the stocks included in the indices underlying such basket index funds.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-19.

•	Minimum denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.

•	The minimum initial investment, if any, will be specified in the relevant terms supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	The basket consists of the Basket Components. The weight of each Basket Component will be fixed for the term of the notes and each such weight will be specified in the relevant terms supplement.
Basket Components:	The Basket Components consist of the indices (each, a “Basket Index” and, collectively, the “Basket Indices”) and the index funds (each, a “Basket Index Fund” and, collectively, the “Basket Index Funds”) (each of the Basket Indices and each of the Basket Index Funds, a “Basket Component” and, collectively, the “Basket Components”).
Underlying Index:	With respect to each Basket Index Fund, the index underlying such Basket Index Fund (each, an “Underlying Index” and, collectively, the “Underlying Indices”), as specified in the relevant terms supplement.

(continued on next page)

Investing in the Performance Notes Linked to a Basket Consisting of Indices and Index Funds involves a number of risks. See “Risk Factors” beginning on page SS-1 in this product supplement no. 900-I and “Risk Factors” beginning on page US-1 in the relevant underlying supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 900-I, the accompanying base prospectus, the MTN prospectus supplement, the relevant underlying supplement, the relevant terms supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

December 20, 2007

Key Terms (continued)

Payment at Maturity (Notes with a Protection Percentage):

For notes with a Protection Percentage, the amount you will receive at maturity is based on the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable) and the Protection Percentage.

If the Ending Basket Level is above the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $10 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return on the note, if applicable. The “Maximum Total Return” on the note is a percentage which we will determine on the Trade Date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the Participation Rate is greater than the Maximum Total Return. Subject to the Maximum Total Return on the note, you will receive a cash payment per $10 principal amount note calculated as follows:

$10 + [$10 × (Basket Return × Participation Rate)]
Your principal is protected against a decline in the Basket up to the Protection Percentage. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the Protection Percentage, you will receive a cash payment of $10 per $10 principal amount note.
Your investment will be exposed to any decline in the Basket beyond the Protection Percentage. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Protection Percentage, for every 1% decline of the Basket beyond the Protection Percentage, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you will receive a cash payment per $10 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:
$10 + [$10 × (Basket Return + Protection Percentage)]
For notes with a Protection Percentage, you will lose some of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Protection Percentage.
Payment at Maturity (Notes without a Protection Percentage):	If the Ending Basket Level is above the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $10 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return on the note, if applicable. The “Maximum Total Return” on the note is a percentage which we will determine on the Trade Date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the Participation Rate is greater than the Maximum Total Return. Subject to the Maximum Total Return on the note, you will receive a cash payment per $10 principal amount note calculated as follows:
$10 + [$10 × (Basket Return × Participation Rate)]
If the Ending Basket Level is equal to the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $10 per $10 principal amount note.

Key Terms (continued)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Basket has declined beyond the Starting Basket Level (or the Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, you will receive a cash payment per $10 principal amount note calculated as follows:
$10 + ($10 × Basket Return)
For notes without a Protection Percentage, you will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable).
Participation Rate:	As specified in the relevant terms supplement.
Protection Percentage:	If applicable, as specified in the relevant terms supplement.
Basket Return:	Unless otherwise specified in the relevant terms supplement:
Ending Basket Level - Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set to equal 100 on the Trade Date or such other relevant date or dates as are specified in the relevant terms supplement.
Ending Basket Level:	The Basket Closing Level on the Final Valuation Date, or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as are specified in the relevant terms supplement.
Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:

Starting Basket Level × [1 + (the sum of (Basket Component Return × Basket Component Weighting) for all Basket Components)]

The weightings for the Basket Components (each, a “Basket Component Weighting” and, collectively, the “Basket Component Weightings”) shall be equal unless otherwise specified in the relevant terms supplement. The Basket Component Weightings will be fixed for the term of the notes.

Basket Component Return:

For a Basket Component that is a Basket Index, unless otherwise specified in the relevant terms supplement, the return, as calculated by the calculation agent, is the performance of such Basket Component, expressed as a percentage, from the closing level on the Trade Date (the “Basket Index Starting Level”) to the closing level on the Final Valuation Date, or to the arithmetic average of the closing levels of such Basket Index on each of the Averaging Dates, or such other dates as are specified in the relevant terms supplement, (the “Basket Index Ending Level”). The Basket Component Return for a Basket Index, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Index Ending Level - Basket Index Starting Level

                          Basket Index Starting Level

For a Basket Component that is a Basket Index Fund, unless otherwise specified in the relevant terms supplement, the return, as calculated by the calculation agent, is the percentage change in the closing price per share of such Basket Index Fund calculated by comparing (i) the closing price of one share of such Basket Index Fund on the Trade Date, or other relevant date or dates, specified in the relevant terms supplement (the “Basket Index Fund Initial Share Price”), to (ii) the closing price per share of such Basket Index Fund on the Final Valuation Date, or the arithmetic average

Key Terms (continued)

of the closing prices of one share of such Basket Index Fund on each of the Averaging Dates, or such other date or dates as are specified in the relevant terms supplement, multiplied by the related Share Adjustment Factor (the “Basket Index Fund Final Share Price”). The Basket Component Return for a Basket Index Fund, unless otherwise specified in the relevant terms supplement is calculated as follows:

Basket Index Fund Final Share Price - Basket Index Fund Initial Share Price

Basket Index Fund Initial Share Price

Strike Level:	The relevant terms supplement may specify a Basket Level other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement might specify that a Strike Level, equal to 95% of the Starting Basket Level, shall be used to calculate the Basket Return.
Basket Valuation Date(s):	The Ending Basket Level will be calculated on a single date, which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”
Share Adjustment Factor:	The “Share Adjustment Factor” for each Basket Index Fund will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting a Basket Index Fund, unless otherwise specified in the relevant terms supplement. See “Description of Notes—Anti-Dilution Adjustments.”
Term:	As specified in the relevant terms supplement.
Trade Date:	As specified in the relevant terms supplement

Product Supplement

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

The relevant terms supplement, this product supplement no. 900-I, the relevant underlying supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous statements concerning the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplement, the relevant underlying supplement, this product supplement no. 900-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant

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terms supplements, the relevant underlying supplement, this product supplement no. 900-I and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, the relevant underlying supplement and this product supplement no. 900-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, the relevant underlying supplement, this product supplement no. 900-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 900-I, the relevant underlying supplement, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 900-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 900-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 900-I and accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 900-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement and any applicable terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SS-ii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Index Funds or any of the component stocks of the Basket Indices or Underlying Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant underlying supplement before you decide that an investment in the notes linked to the Basket is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities. The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 900-I and the relevant terms supplement. For notes with a Protection Percentage, you will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Protection Percentage. For notes without a Protection Percentage, you will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable). The relevant terms supplement will specify whether the notes have a Protection Percentage and/or Strike Level.

The appreciation potential of the notes may be limited to the Maximum Total Return.

The appreciation potential of the notes may be limited to the Maximum Total Return. The Maximum Total Return, if applicable, is a percentage which we will determine on the Trade Date and which will be set forth in the relevant terms supplement. Accordingly, if the Maximum Total Return is applicable, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the Participation Rate is greater than the Maximum Total Return. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the stocks underlying the Basket Indices or the Underlying Indices, or in the shares of the Basket Index Funds or in instruments whose value is derived from the Basket Index Funds, the Basket Indices or any of their underlying stocks.

The Basket Components may not be equally weighted.

The Basket is composed of a number of Basket Components, each of which will be substantially equally weighted to each other Basket Component unless otherwise specified in the relevant terms supplement. If the Basket Components are not equally weighted, each Basket Component will have a different weight in determining the level of the Basket, depending on the Basket Component Weightings specified in the relevant terms supplement. For example, the relevant terms supplement might specify that the Basket Component Weightings are 18%, 14.5%, 33%, 25.4% and 9.1%, respectively. One consequence of such an unequal weighting of the Basket Components is that the same percentage change in any of the Basket Components would have different effects on the Ending Basket Level.

Changes in the level or price of the Basket Components may offset each other.

The notes are linked to a Basket consisting of Basket Components. The Basket Components include one or more Basket Indices and one or more Basket Index Funds in each case as specified in the relevant terms supplement. Level and price movements in the Basket Indices and Basket Index

Funds may not correlate with each other. At a time when the level of one or more of the Basket Indices or the price per share of one or more of the Basket Index Funds increases, the level of the other Basket Indices or the price per share of the other Basket Index Funds may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level of one or more of the Basket Indices or in the price per share of one or more Basket Index Funds may be moderated, or more than offset, by lesser increases or declines in the level of other Basket Indices or the price per share of other Basket Index Funds, particularly if the Basket Index or Indices or Basket Index Fund or Index Funds that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be above the Starting Basket Level.

Your return on the notes may not reflect dividends on the common stocks or other equity securities of the companies in the Basket Index (Indices), shares of the Basket Index Fund(s) or the stocks held by the Basket Index Fund(s).

Your return on the notes will not reflect the return you would realize if you actually owned the stocks of the companies underlying the Basket Indices, shares of the Basket Index Funds or the stocks held by the Basket Index Funds and you received the dividends paid on such stocks or shares. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Basket Level. The Ending Basket Level reflects the prices of the stocks as calculated in the Basket Components without taking into consideration the value of dividends paid on the stocks of the companies underlying the Basket Indices, the shares of the Basket Index Funds or on any stocks held by the Basket Index Funds.

There are certain indices, generally referred to as total return indices that include dividend distributions in the return of the index. If a Basket Index or an Underlying Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in such Basket Index or Underlying Index are deemed to be reinvested in such Basket Index or Underlying Index, so that the level of such Basket Index or Underlying Index would include such distributions.

The Ending Basket Level may be below the closing level of the Basket as measured at various other times during the term of the notes.

Because the Ending Basket Level is calculated on one or more Basket Valuation Dates during the term of the notes, the level of the Basket at various other times during the term of the notes could be above the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Basket Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Final Valuation Date of the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Starting Basket Level, the Ending Basket Level may be significantly lower than if it were calculated on a date earlier than the Final Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in any security included in any Basket Index, any of the Basket Index Funds (or any Underlying Index) or any of the securities held by the Basket Index Funds or contracts relating to any of the Basket Index or Basket Index Funds for which there is an active secondary market.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the Trade Date. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such transaction costs.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices and the price per share of the Basket Index Funds on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the levels of the Basket Indices, Basket Index Funds or the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility in the Basket Indices and Basket Index Funds;

•	the time to maturity of the notes;

•	the dividend rate on the stocks underlying the Basket Indices and the Underlying Indices;

•	interest and yield rates in the market generally as well as in the markets of the stocks underlying the Basket Indices and Underlying Indices;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar and currencies other than the U.S. dollar;

•

economic, financial, political, regulatory or judicial events that affect the stocks underlying the Basket Indices or Underlying Indices or stock markets generally and which may affect the Basket Return; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You cannot predict the future performance of the Basket based on its historical performance.

The level of the Basket may decrease such that you may not receive any return of your investment. For notes with a Protection Percentage, if the Ending Basket Level is below the Starting Basket Level by more than the Protection Percentage, you will lose some of your investment at maturity. For notes without a Protection Percentage, if the Basket Return is negative, you will lose some or all of your investment at maturity.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade the stocks underlying the Basket Indices, stocks held by the Basket Index Funds, stocks included in an Underlying Index, shares of the Basket Index Funds and other financial instruments related to the Basket Indices and their component stocks on a regular basis, for their accounts and for other accounts under their management and such trading could affect the value of the Basket. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Basket Indices and/or Basket Index Funds. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Basket Indices and/or Basket Index Funds and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Basket Indices, held by the Basket Index Funds or included in an Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in a Basket Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Basket Indices, held by the Basket Index Funds or included in an Underlying Index if and to the extent that such an investigation is, in its judgment appropriate in order for it to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket Indices or the stocks that compose the Basket Indices, changes in the price of the Basket Index Funds or the stocks that are held by the Basket Index Fund or included in an Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the companies whose stock is included in the Basket Indices, instruments whose value is derived from the companies whose stock is included in the Basket Indices, shares of the Basket Index Funds, stocks held by the Basket Index Funds or stocks included in an Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket Indices as well as the Starting Basket Level, and, therefore, effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices or the stocks underlying the Basket Indices, instruments whose value is derived from the Basket Indices or the stocks underlying the Basket Indices, shares of the Basket Index Funds, stocks held by the Basket Index Funds or stocks included in an Underlying Index. We cannot assure you that any of these activities will not have a material impact on the level of the Basket or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Ending Basket Level, the Basket Return, the Basket Component Return (for each Basket Component), the Initial Share Price and Final Share Price for each Basket Index Fund, the Basket Index Starting Level and the Basket Index Ending Level for each Basket Index, the Strike Level, if applicable, and the payment at maturity, if any, on the notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Components have been discontinued and whether there has been a material change in the method of calculation of any of the Basket Components. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly calculating the Ending Basket Level or the Basket Return and calculating the amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Basket Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events.”

If a market disruption event occurs on a day that would otherwise be the Final Valuation Date or an Averaging Date, as applicable, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an Averaging Date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for a number of trading days (up to a maximum delay of the product of eight times the number of Averaging Dates as are specified in the relevant terms supplement) following the Maturity Date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this product supplement no. 900-I. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. You should consult your own tax advisor concerning the alternative characterizations. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provides tax advice. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 900-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may acquire the notes only in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

U SE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the stocks underlying the Basket Indices or the Underlying Indices, or in the shares of the Basket Index Funds or in instruments whose value is derived from the Basket Index Funds, the Basket Indices or any of their underlying stocks. While we cannot predict an outcome, such hedging activity could potentially increase the level of the Basket Indices and the price per share of the Basket Index Funds as well as the Starting Basket Level, and, therefore, effectively establish a higher Ending Basket Level that the Basket must achieve for you to receive at maturity of the notes more than your initial investment. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in one of the Basket Indices or Basket Index Funds, the stocks underlying the one or more of the Basket Indices or Basket Index Funds, or instruments whose value is derived from one or more Basket Indices or Basket Index Funds or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket Components or the Basket or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

D ESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. A separate underlying supplement and terms supplement will describe the Basket Components and the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 900-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement. The term “note” refers to each $10 principal amount of our Participation Notes Linked to a Basket Consisting of Indices and Index Funds.

General

The Performance Notes Linked to a Basket Consisting of Indices and Index Funds are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to a basket (the “Basket”) that itself consists of Basket Components. The Basket Components will consist of one or more indices (each, a “Basket Index” and, collectively, the “Basket Indices”) and one or more index funds (each, a “Basket Index Fund” and, collectively, the “Basket Index Funds”), as specified in the relevant terms supplement. The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank, N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes will be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes do not pay interest and may not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket and whether the notes have a Strike Level and/or a Protection Percentage and which will be calculated in accordance with the formula set forth below.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $10, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 900-I and the relevant underlying supplement. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

The Maturity Date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed, as described below. We will also specify whether or not the notes have a Protection Percentage and the amount of any such Protection Percentage in the relevant terms supplement.

Your return on the notes will be linked to the performance of the Basket from the Trade Date to the Basket Valuation Date(s). The Basket will consist of the Basket Components. The weight of each Basket Component in the Basket will be fixed for the term of the notes and the Basket Components will be equally weighted on the Trade Date, unless otherwise specified in the relevant terms supplement.

Notes With a Protection Percentage

For notes with a Protection Percentage, the amount you will receive at maturity is based on the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable) and the Protection Percentage.

•

If the Ending Basket Level is above the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $10 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return on the note, if applicable. The “Maximum Total Return” on the note is a percentage which we will determine on the Trade Date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the Participation Rate is greater than the Maximum Total Return. Subject to the Maximum Total Return, you will receive a cash payment per $10 principal amount note calculated as follows:

$10 + [$10 × (Basket Return × Participation Rate)]

•

Your principal is protected against a decline in the Basket up to the Protection Percentage. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the Protection Percentage, you will receive a cash payment of $10 per $10 principal amount note.

•

Your investment will be exposed to any decline in the Basket beyond the Protection Percentage. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Protection Percentage, for every 1% decline of the Basket beyond the Protection Percentage, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you will receive a cash payment per $10 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$10 + [$10 × (Basket Return + Protection Percentage)]

For notes with a Protection Percentage, you will lose some of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Protection Percentage.

Notes Without a Protection Percentage

For notes without a Protection Percentage, the amount you will receive at maturity is based on the level of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

•

If the Ending Basket Level is above the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $10 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return on the note, if applicable. The “Maximum Total Return” on the note is a percentage which we will determine on the Trade Date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the

Participation Rate is greater than the Maximum Total Return. Subject to the Maximum Total Return on the note, you will receive a cash payment per $10 principal amount note calculated as follows:

$10 + [$10 × (Basket Return × Participation Rate)]

•	If the Ending Basket Level is equal to the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $10 per $10 principal amount note.

•

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the level of the Basket has declined beyond the Starting Basket Level (or the Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, you will receive a cash payment per $10 principal amount note calculated as follows:

$10 + ($10 × Basket Return)

For notes without a Protection Percentage, you will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or Strike Level, if applicable).

In each case, if applicable, the “Maximum Total Return,” “Protection Percentage” and “Participation Rate” will be an amount set forth in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to a percentage of the Starting Basket Level (the “Strike Level”). The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level (or Strike Level, if applicable)

The “Starting Basket Level” will be set to equal 100 on the Trade Date, unless otherwise specified in the relevant terms supplement.

The “Ending Basket Level” will be the Basket Closing Level on the Final Valuation Date, or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as are specified n the relevant terms supplement.

The “Basket Closing Level” will be calculated as follows unless otherwise specified in the relevant terms supplement:

Starting Basket Level × [1 + (the sum of (Basket Component Return ×

Basket Component Weighting) for all Basket Components)]

The “Basket Component Return”, for each Basket Component, as calculated by the calculation agent, will be calculated as follows:

For a Basket Component that is a Basket Index, unless otherwise specified in the relevant terms supplement, the return, as calculated by the calculation agent, is the performance of such Basket Component, expressed as a percentage, from the closing level on the Trade Date (the “Basket Index Starting Level”) to the closing level on the Final Valuation Date, or to the arithmetic average of the closing levels of such Basket Index on each of the Averaging Dates, or such other dates as are specified in the relevant terms supplement, (the “Basket Index Ending Level”). The Basket Component Return for a Basket Index, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Index Ending Level – Basket Index Starting Level
Basket Index Starting Level

For a Basket Component that is a Basket Index Fund, unless otherwise specified in the relevant terms supplement, the return, as calculated by the calculation agent, is the percentage change in the closing price per share of such Basket Index Fund calculated by comparing (i) the closing price of one share of such Basket Index Fund on the Trade Date, or other relevant date or dates, specified in the relevant terms supplement (the “ Basket Index Fund Initial Share Price”), to (ii) the closing price per share of such Basket Index Fund on the Final Valuation Date, or the arithmetic average of the closing prices of one share of such Basket Index Fund on each of the Averaging Dates, or such other date or dates as are specified in the relevant terms supplement, multiplied by the related Share Adjustment Factor (the “Basket Index Fund Final Share Price”). The Basket Component Return for a Basket Index Fund, unless otherwise specified in the relevant terms supplement is calculated as follows:

Basket Index Fund Final Share Price – Basket Index Fund Initial Share Price
Basket Index Fund Initial Share Price

The weightings for the Basket Components (each, a “Basket Component Weighting” and, collectively, the “Basket Component Weightings”) will be equal, unless otherwise specified in the relevant terms supplement. The Basket Component Weightings will be fixed for the term of the notes.

The “closing level” of a Basket Index on any trading day will generally equal the official closing level of the Basket Index, or any successor index thereto (as described below) published following the regular official weekday close of trading for each such Basket Index on that trading day. In certain circumstances, the “closing level” will be based on the alternative calculation of the Basket Index as described in the relevant underlying supplement.

The “closing price” of one share of a Basket Index Fund on any trading day will equal the closing price of one share of such Basket Index Fund, or any successor index fund thereto (as described in the relevant underlying supplement) or one unit of any other security for which a closing price must be determined) on any trading day means:

•

if such Basket Index Fund (or any such successor index fund) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which such Basket Index Fund (or any such successor index fund) is listed or admitted to trading;

•

if such Basket Index Fund (or any such successor index fund) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by FINRA on such day;

•

if such Basket Index Fund (or any such successor index fund) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if such Basket Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under alternate calculation of price and closing price in the relevant underlying supplement; or

•

if, because of a market disruption event (as defined under “Description of Notes—Market Disruption Events”) or otherwise, the last reported sale price for such Basket Index Fund (or any such successor index fund) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of such Basket Index Fund (or any such successor index fund) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the alternate calculation of price and closing price of one share of such Basket Index Fund as described in the relevant underlying supplement. The term OTC Bulletin Board will include any successor service thereto.

A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined under “Description of Notes—Market Disruption Events”) for securities underlying a Basket Index or Underlying Index and (ii) the exchanges on which securities, futures or options contracts related to a Basket Index or Underlying Index are traded, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

An “Underlying Index” is the index underlying a Basket Index Fund (each, an “Underlying Index” and, collectively, the “Underlying Indices”), as specified in the relevant terms supplement.

The “Share Adjustment Factor” for each Basket Index Fund will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting such Basket Index Fund, unless otherwise specified in the relevant terms supplement. See “Description of Notes—Anti-Dilution Adjustments.”

The Basket Valuation Date(s), which will be either a single date, which we refer to as the “Final Valuation Date”, or several dates, each of which we refer to as an “Averaging Date” (the last Averaging Date will also be referred to as the Final Valuation Date), will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the calculation agent will:

•

with respect to each Basket Index for which such day is a trading day and for which a market disruption event has not occurred, determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level by reference to the closing level of such Basket Index on that trading day; and

•

with respect to each Basket Index for which such day is not a trading day or for which a market disruption event has occurred, determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level by reference to the closing level of such Basket Index on the next trading day for the Basket Index on which there is not a market disruption event; provided, however, if a market disruption event with respect to such Basket Index occurs on each of the eight trading days following the originally scheduled Basket Valuation Date, then the calculation agent will determine the closing level of such Basket Index for use in calculating the Basket Index Ending Level in accordance with the formula for and method of calculating the closing index level of such Basket Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such eighth scheduled trading day of each security most recently included in such Basket Index.

•

with respect to each Basket Index Fund, postpone the Final Valuation Date to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, however, that the Final Share Price will not be determined on a date later than the eighth scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the Final Share Price shall be deemed to be the closing price of one share of the Basket Index Fund last in effect prior to the commencement of the market disruption event (or prior to the non-trading day).

The Maturity Date will be set forth in the relevant terms supplement. If the scheduled Maturity Date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding business day following such scheduled Maturity Date, with the same force and effect as if paid on the scheduled Maturity Date, and no interest will accrue as a result of the delayed payment. If, due to a non-trading day or a market disruption event, the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following that Final Valuation Date, as postponed. We describe market disruption events in this product supplement under “Description of Notes—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Ending Basket Level, the Basket Return, the Basket Component Return (for each Basket Component), the Initial Share Price and Final Share Price for each Basket Index Fund, the Basket Index Starting Level and the Basket Index Ending Level for each Basket Index, the Strike Level, if applicable, and the payment at maturity, if any, on the notes. The calculation agent will also be responsible for determining, among other things, whether a market disruption event or a discontinuation of any of the Basket Components has occurred; whether there has been a material change in the method of calculation of any of the Basket Indices; which exchange traded fund will be substituted for the Basket Index Fund (or successor index fund, if applicable) if the Basket Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether an Underlying Index (or an index underlying such a successor index fund) has been changed in a material respect; and whether a Basket Index Fund (or successor index fund, if applicable) has been modified so that the price of such Basket Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the such Basket Index Fund (or successor index fund, if applicable) had those modifications not been made. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Starting Basket Level, the Ending Basket Level, the Basket Return, the Initial Share Price, the Final Share Price, the Basket Share Return or any closing price of a share of a Basket Index Fund will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Payment at Maturity, if any, per $10 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Certain events may prevent the calculation agent from calculating the Ending Basket Level on any Basket Valuation Date and, consequently, the Basket Return or the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to any of the Basket Indices, a “market disruption event,” means:

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a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities at any time during the one hour period preceding the close of the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Basket Index (or the relevant successor index) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•

a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to a Basket Index (or the relevant successor index) at any time during, or during the one hour period preceding the close of, the principal trading session on such exchange; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the calculation agent in its sole discretion.

With respect to any Basket Index Fund (or any successor index fund), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of such Basket Index Fund (or such successor index fund) on the primary market for such shares (or such successor index fund) at any time during the one-hour period preceding the close of the principal trading session in such market; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of such Basket Index Fund (or such successor index fund) as a result of which the reported trading prices for such shares (or such successor index fund) during the one-hour period preceding the close of the principal trading session in such market are materially inaccurate; or

(C) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Basket Index Funds (or such successor index fund), if available, during the one-hour period preceding the close of the principal trading session in the applicable market; or

(2) (A) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of an Underlying Index (or underlying index related to a successor index fund) on the relevant exchanges for such stocks at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of an Underlying Index (or an index underlying a successor index fund) at any time during the one-hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(3) the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to an Underlying Index (or an index underlying a successor index fund) or shares of the Basket Index Funds (or such successor index fund) at any time during the one-hour period preceding the close of the principal trading session on such exchange; or

(4) a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event exists at any time for Basket Components, if trading in a security included in a Basket Index or an Underlying Index (or an index underlying a successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Basket Index or such Underlying Index (or an index underlying a successor index fund) will be based on a comparison of:

•	the portion of the level of such Basket Index or Underlying Index (or an index underlying a successor index fund) attributable to that security relative to

•	the overall level of such Basket Index or Underlying Index (or an index underlying a successor index fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in futures or options contracts on a Basket Index or Underlying Index (or an index underlying a successor index fund) or shares of the Basket Index Funds (or such successor index fund) by the primary securities market trading in such contracts by reason of:

¡	a price change exceeding limits set by such exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index or an Underlying Index (or an index underlying a successor index fund) or the shares of the Basket Index Funds (or such successor index fund); and

•

a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Basket Index or an Underlying Index (or an index underlying a successor index fund) or shares of the Basket Index Funds (or such successor index fund) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange,” means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for any security (or any combination thereof) then included in any Basket Index or any successor index, the shares of the Basket Index Funds (or any successor index fund) or any security (or any combination thereof) then included in an Underlying Index (or an index underlying a successor index fund).

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of a Basket Index Fund are subject to a share split or reverse share split, then once such split has become effective, the related Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder of one share of such Basket Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

Share Dividends or Distributions

If such Basket Index Fund is subject to a (i) share dividend, (i.e., an issuance of additional shares of such Basket Index Fund that is given ratably to all or substantially all holders of shares of such Basket Index Fund) or (ii) distribution of shares of such Basket Index Fund as a result of the triggering of any provision of the corporate charter of such Basket Index Fund, then, once the dividend or distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the related Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of such Basket Index Fund.

Non-cash Distributions

If such Basket Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket Index Fund to all or substantially all holders of shares of such Basket Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the related Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of such Basket Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket Index Fund means the arithmetic average of the closing prices of one share of the Basket Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the related Share Adjustment Factor.

The “ex-dividend date” shall mean the first trading day on which transactions in the shares of a Basket Index Fund trade on the relevant exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of a Basket Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of such Basket Index Fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the related Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of such Basket Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share such Basket Index Fund distributes to holders of shares of such Basket Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Basket Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Basket Index Fund by more than 10% of the closing price of the Basket Index Fund on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factors and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Share Adjustment Factors upon written request by any investor in the notes.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes will have occurred and be continuing, the amount declared due and payable per $10 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $10 principal amount note, as described in this product supplement under the caption “Description of Notes—Payment at Maturity,” which will be calculated as if the date of acceleration were the Maturity Date and the date(s) preceding the date of acceleration were the Basket Valuation Date(s), with such date(s) set to equal the number of business days between the original Basket Valuation Date(s) and the original Maturity Date. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of the Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this product supplement no. 900-I. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no. 900-I, you should rely on the information in this product supplement no. 900-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 900-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 900-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 900-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the Maturity Date of the notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the note. Your tax basis in a note generally will equal the amount you paid to acquire the note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the note for more than one year as of the Maturity Date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Upon a sale, exchange or other disposition of a note prior to the Maturity Date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the note. Any such gain or loss will be treated as capital gain or loss. If you have held the note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Recent tax law developments

On December 7, 2007, the Internal Revenue Service (the “IRS”) released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described herein.

Potential application of the constructive ownership rules

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in any pass-thru entity (which includes a regulated investment company, a partnership or a trust). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement of the notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the notes).

In the case of notes with a maturity of more than one year, although the matter is not clear, assuming that one or more of the Basket Index Funds is a pass-thru entity, there exists a substantial risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of the notes will be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as debt, in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the regulations governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of an exchange traded fund for a Basket Index Fund (or successor index fund, if applicable), if the Basket Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, is a taxable exchange of the notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the notes. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes. We will not attempt to ascertain whether the shares of a Basket Index Fund, any stock underlying an Underlying Index or any stock underlying a Basket Index would be treated as a United States real property interest within the meaning of Section 897(c)(1) of the Code. If the shares of a Basket Index Fund or one or more stocks underlying an Underlying Index or Basket Index were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder upon the sale, exchange or other disposition of the notes. You should refer to information filed with the SEC by the Basket Index Funds and such issuers of stocks underlying the Underlying Index and Basket Index and consult your tax advisor regarding the possible consequences to you, if any, if a Basket Index Fund or an issuer of stock underlying the Underlying Index or Basket Index is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition of the note or on payments received with respect to the note on the Maturity Date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the notes or on payments received on the Maturity Date in respect of the notes.

United States federal income tax

Based on the treatment of the notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition of the notes or on payments received on the Maturity Date in respect of a note generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder, or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the Maturity Date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent. We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes. We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes. We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part. We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes. Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes. The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business. Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 900-I or the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplements, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 900-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 900-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 900-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 900-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 900-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 900-I, the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 900-I, the accompanying base prospectus, MTN prospectus supplement or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the Trade Date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser acquires its interest in the notes to the date on which the purchaser disposes of its interest in the notes, that such purchaser, by its purchase or holding of the notes or any interest therein that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes and has not provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes or any interest therein will be deemed to have represented and warranted by its purchase or holding of the notes or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.